Exhibit 99.1

FOR IMMEDIATE RELEASE

July 29, 2013

Owens & Minor Releases 2nd Quarter 2013 Financial Results, Including a 3.7% Increase in Quarterly Revenues

RICHMOND, VA…Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the second quarter ended June 30, 2013, including consolidated quarterly revenues of $2.27 billion, increased 3.7% when compared to quarterly revenues of $2.19 billion for the second quarter of 2012. The company’s International segment, consisting primarily of Movianto which was acquired in the third quarter of 2012, contributed $123.0 million to second quarter consolidated revenues.

For the second quarter of 2013, net income was $28.9 million, or $0.46 per diluted share, a decline of 4.1% when compared to $30.1 million, or $0.48 per diluted share, for the same period of 2012. For the quarter, adjusted net income (non-GAAP), which excludes pre-tax charges of $0.6 million for acquisition-related and exit & realignment activities in each period, was $29.3 million, or $0.46 per diluted share, compared to $30.5 million, or $0.48 per diluted share, for the same period last year.

“While conditions remain challenging in the U.S. healthcare market, we continue to work on improving day-to-day operations, while making the right investments for our future,” said Craig R. Smith, chairman, president & chief executive officer of Owens & Minor. “We continue to receive validation of our approach to the market from our provider and manufacturer partners. While we are very encouraged by the progress we are making in Europe with Movianto, we recognize we still have work to do this year to achieve the goals we have established for our International segment.”

Consolidated operating earnings for the second quarter of 2013 were $50.1 million, a decrease of $3.1 million when compared to operating earnings of $53.2 million for the same period in the prior year.

Adjusted consolidated operating earnings (non-GAAP) for the second quarter of 2013 were $50.7 million, or 2.24% of revenues, decreased $3.1 million, when compared to adjusted operating earnings of $53.8 million, or 2.46% of revenues, in the same period of 2012. For purposes of comparison, the second quarter 2012 results did not contain results from the company’s International segment. On a sequential basis, second quarter adjusted consolidated operating earnings (non-GAAP) as a percentage of revenues improved when compared to both the first quarter of 2013 and the fourth quarter of 2012.

2013 Year-to-Date Results

For the six months ended June 30, 2013, consolidated revenues were $4.54 billion, increased approximately $140 million, or 3.2%, when compared to revenues of $4.40 billion for the first six months of 2012. The International segment contributed $244.0 million to consolidated revenues for the first half of the year. Net income for the first half of 2013 was $55.0 million, or $0.87 per diluted share,

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a decline of 7.6% when compared to net income of $59.5 million, or $0.94 per diluted share in the same period last year. For the year-to-date period, adjusted net income (non-GAAP), which excludes pre-tax charges of $2.6 million for acquisition-related and exit & realignment activities, was $56.9 million, or $0.90 per diluted share, compared to $59.8 million, or $0.94 per diluted share, in the first six months of 2012.

Consolidated operating earnings for the year-to-date period of 2013 were $97.9 million, or 2.16% of revenues, compared to operating earnings of $105.0 million, or 2.39% of revenues, for the same period of 2012. Adjusted consolidated operating earnings for the year-to-date period were $100.6 million, or 2.21% of revenues, compared to adjusted operating earnings of $105.7 million, or 2.40% of revenues for the same period last year.

Asset Management

The balance of cash and cash equivalents was $208 million at June 30, 2013. For the first half of 2013, the company reported cash provided by operating activities of approximately $180 million, compared to $143 million for the same period last year. The increase in cash from operations was primarily affected by an increase in accounts payable of $191 million, due to an increase in inventories and the timing of payments. Asset management metrics were positive with Domestic segment days sales outstanding (DSO) of 19.3 days as of June 30, 2013, compared favorably to days sales outstanding (DSO) of 19.5 as of June 30, 2012. Domestic inventory turns were 10.3 for the second quarter of 2013, compared to inventory turns of 10.8 for the second quarter of 2012.

Segment Results

Domestic segment revenues for the second quarter of 2013 were $2.14 billion, a decline of 1.9% when compared to the prior year’s second quarter revenue of $2.19 billion. The decline in second quarter Domestic segment revenues was primarily due to ongoing market trends, including lower rates of healthcare utilization and reduced government purchases, as well as the company’s continued rationalization of smaller, less profitable provider and supplier customers. For the year-to-date period, Domestic segment revenues were $4.3 billion, a decline of 2.4% when compared to revenues of $4.4 billion for the same period last year.

For the second quarter of 2013, Domestic segment operating earnings were $51.2 million, or 2.39% of segment revenues, a decline of approximately $2.5 million when compared to operating earnings of $53.8 million, or 2.46% of segment revenues, in the same period of 2012. During the second quarter of 2013, Domestic segment operating earnings benefitted from settlement of an administrative review by the state of California related to certain municipal sales tax incentives in the net amount of $3.5 million. Domestic segment operating earnings were also positively affected by certain supplier price changes. The majority of the benefits were offset by certain expenses, including higher than expected healthcare costs, litigation expenses, adjustments to benefit accruals, and expenses associated with the transition to a new fleet vendor. For the year-to-date period, Domestic segment operating earnings were $104.2 million, or 2.42% of segment revenues, a decline of $1.5 million when compared to segment operating earnings of $105.7 million in the same period in the prior year.

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The International segment contributed revenue of $123.0 million for the second quarter of 2013 and had an operating loss of $0.6 million. The company attributed the sequential improvement in the International segment operating losses to improved capacity utilization and continued attention to cost control measures. For the year-to-date period, the International segment reported $244.0 million in revenues, and an operating loss of $3.6 million, which reduced year-to-date consolidated net income by $0.05 per diluted share.

2013 Outlook

The company reaffirmed its financial guidance for 2013, which remains unchanged since it was provided at the company’s Investor Day in November 2012.

For 2013, the company is targeting revenue growth of 2% to 4% and adjusted net income per diluted share of $1.90 to $2.00 for the year, which includes operating results from the Movianto acquisition, but excludes exit and realignment costs, as well as acquisition-related costs.

The 2013 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Highlights

•	In the second quarter of 2013, Owens & Minor signed a three-year agreement with MedAssets, effective September 1, 2013, which will remain in effect through August 31, 2016.

•	Owens & Minor was honored with a number of awards and distinctions during the second quarter of 2013, including the following:

•	Owens & Minor Distribution has been selected as an Inbound Logistics Top 100 Third-Party Logistics Provider for 2013.

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Owens & Minor was named U.S. Healthcare Supplier of the Year: Large Organization in the 13th Annual GHXcellence Awards for leveraging supply chain automation and trading partner collaboration to drive out costs, reduce waste and improve business performance.

•	In June, the Premier healthcare alliance recognized Owens & Minor with the Premier Pinnacle Award, the Premier Polaris Award, and the Premier Supplier Diversity Award.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, July 30, 2013, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #17405913. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Information on www.Owens-Minor.com

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

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Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies. Owens & Minor also offers global third-party logistics services to pharmaceutical, life-science, and medical-device manufacturers through its European business unit, Movianto, and through its U.S.-based service, OM HealthCare Logistics. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare manufacturers, and the federal government. Owens & Minor also provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555;
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556

Source: Owens & Minor, Inc.

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,
	2013	2012

Net revenue	$2,266,687	$2,185,444
Cost of goods sold	1,993,256	1,974,015

Gross margin	273,431	211,429
Selling, general and administrative expenses	212,548	150,288
Acquisition-related and exit and realignment charges	638	617
Depreciation and amortization	12,276	8,515
Other operating income, net	(2,081)	(1,168)

Operating earnings	50,050	53,177
Interest expense, net	3,248	3,487

Income before income taxes	46,802	49,690
Income tax provision	17,930	19,577

Net income	$28,872	$30,113

Net income per common share:
Basic	$0.46	$0.48
Diluted	$0.46	$0.48

	Six Months Ended June 30,
	2013	2012

Net revenue	$4,542,395	$4,403,326
Cost of goods sold	3,989,913	3,977,569

Gross margin	552,482	425,757
Selling, general and administrative expenses	430,269	305,860
Acquisition-related and exit and realignment charges	2,648	617
Depreciation and amortization	24,905	17,093
Other operating income, net	(3,274)	(2,862)

Operating earnings	97,934	105,049
Interest expense, net	6,446	6,909

Income before income taxes	91,488	98,140
Income tax provision	36,518	38,667

Net income	$54,970	$59,473

Net income per common share:
Basic	$0.87	$0.94
Diluted	$0.87	$0.94

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$207,826	$97,888
Accounts and notes receivable, net	550,642	553,502
Merchandise inventories	794,020	763,756
Other current assets	248,219	213,748

Total current assets	1,800,707	1,628,894
Property and equipment, net	187,512	191,841
Goodwill, net	272,597	274,884
Intangible assets, net	40,050	42,313
Other assets, net	78,628	69,769

Total assets	$2,379,494	$2,207,701

Liabilities and equity
Current liabilities
Accounts payable	$791,004	$603,137
Accrued payroll and related liabilities	27,106	25,468
Deferred income taxes	46,646	40,758
Other current liabilities	225,428	254,924

Total current liabilities	1,090,184	924,287
Long-term debt, excluding current portion	214,682	215,383
Deferred income taxes	29,501	30,921
Other liabilities	55,306	63,454

Total liabilities	1,389,673	1,234,045
Total equity	989,821	973,656

Total liabilities and equity	$2,379,494	$2,207,701

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2013	2012

Operating activities:
Net income	$54,970	$59,473
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24,905	17,093
Share-based compensation expense	3,449	4,126
Provision for losses on accounts and notes receivable	315	270
Deferred income tax expense (benefit)	5,777	(1,146)
Changes in operating assets and liabilities:
Accounts and notes receivable	1,789	21,239
Merchandise inventories	(31,176)	57,519
Accounts payable	191,406	(16,075)
Net change in other assets and liabilities	(69,462)	684
Other, net	(2,794)	(404)

Cash provided by operating activities	179,179	142,779

Investing activities:
Additions to property and equipment	(16,221)	(5,460)
Additions to computer software and intangible assets	(14,826)	(12,697)
Proceeds from the sale of property and equipment	68	115

Cash used for investing activities	(30,979)	(18,042)

Financing activities:
Cash dividends paid	(30,411)	(27,956)
Repurchases of common stock	(8,297)	(7,500)
Financing costs paid	—	(1,303)
Excess tax benefits related to share-based compensation	550	1,160
Proceeds from exercise of stock options	4,195	3,761
Other, net	(5,167)	(3,900)

Cash used for financing activities of continuing operations	(39,130)	(35,738)

Effect of exchange rate changes on cash and cash equivalents	868	—

Net increase in cash and cash equivalents	109,938	88,999
Cash and cash equivalents at beginning of period	97,888	135,938

Cash and cash equivalents at end of period	$207,826	$224,937

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

(in thousands, except ratios and per share data)

	Quarter Ended
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Consolidated operating results:
Net revenue	$2,266,687	$2,275,709	$2,324,924	$2,179,895	$2,185,444

Gross margin	$273,431	$279,052	$270,774	$228,123	$211,429
Gross margin as a percent of revenue	12.06%	12.26%	11.65%	10.46%	9.67%

SG&A expenses	$212,548	$217,721	$211,415	$165,320	$150,288
SG&A expenses as a percent of revenue	9.38%	9.57%	9.09%	7.58%	6.88%

Operating earnings, as reported (GAAP)	$50,050	$47,884	$45,041	$46,663	$53,177
Acquisition-related and exit and realignment charges	638	2,010	1,717	7,831	617

Operating earnings, adjusted (Non-GAAP)	$50,688	$49,894	$46,758	$54,494	$53,794
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.24%	2.19%	2.01%	2.50%	2.46%

Net income, as reported (GAAP)	$28,872	$26,098	$24,934	$24,597	$30,113
Acquisition-related and exit and realignment charges, after-tax	412	1,521	1,237	6,588	375

Net income, adjusted (Non-GAAP)	$29,284	$27,619	$26,171	$31,185	$30,488

Net income per diluted common share, as reported (GAAP)	$0.46	$0.41	$0.39	$0.39	$0.48
Acquisition-related and exit and realignment charges	—	0.03	0.02	0.10	—

Net income per diluted common share, adjusted (Non-GAAP)	$0.46	$0.44	$0.41	$0.49	$0.48

Financing:
Cash and cash equivalents	$207,826	$218,563	$97,888	$79,667	$224,937

Total interest-bearing debt	$216,994	$216,414	$217,591	$216,924	$213,982

Stock information:
Cash dividends per common share	$0.24	$0.24	$0.22	$0.22	$0.22

Stock price at quarter-end	$33.83	$32.56	$28.51	$29.88	$30.63

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.’s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands, except ratios)

	Three Months Ended June 30,
	2013		2012
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Domestic	$2,143,690	94.57%	$2,185,444	100.00%
International	122,997	5.43	N/A	N/A

Consolidated net revenue	$2,266,687	100.00%	$2,185,444	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$51,245	2.39%	$53,794	2.46%
International	(557)	(0.45)%	N/A	N/A
Acquisition-related and exit and realignment charges	(638)	N/A	(617)	N/A

Consolidated operating earnings	$50,050	2.21%	$53,177	2.43%

Depreciation and amortization:
Domestic	$8,887		$8,515
International	3,389		N/A

Consolidated depreciation and amortization	$12,276		$8,515

Capital expenditures: (1)
Domestic	$12,872		$9,781
International	3,398		N/A

Consolidated capital expenditures	$16,270		$9,781

	Six Months Ended June 30,
	2013		2012
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Domestic	$4,298,406	94.63%	$4,403,326	100.00%
International	243,989	5.37	N/A	N/A

Consolidated net revenue	$4,542,395	100.00%	$4,403,326	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$104,151	2.42%	$105,666	2.40%
International	(3,569)	(1.46)%	N/A	N/A
Acquisition-related and exit and realignment charges	(2,648)	N/A	(617)	N/A

Consolidated operating earnings	$97,934	2.16%	$105,049	2.39%

Depreciation and amortization:
Domestic	$17,969		$17,093
International	6,936		N/A

Consolidated depreciation and amortization	$24,905		$17,093

Capital expenditures: (1)
Domestic	$24,474		$18,157
International	6,573		N/A

Consolidated capital expenditures	$31,047		$18,157

	June 30, 2013		December 31, 2012
Total assets:
Domestic	$1,757,369		$1,723,699
International	414,299		386,114

Segment assets	2,171,668		2,109,813
Cash and cash equivalents	207,826		97,888

	$2,379,494		$2,207,701

(1)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Numerator:
Net income	$28,872	$30,113	$54,970	$59,473
Less: income allocated to unvested restricted shares	(156)	(194)	(351)	(421)

Net income attributable to common shareholders - basic	28,716	29,919	54,619	59,052
Add: undistributed income attributable to unvested restricted shares - basic	64	87	122	176
Less: undistributed income attributable to unvested restricted shares - diluted	(64)	(87)	(122)	(175)

Net income attributable to common shareholders - diluted	$28,716	$29,919	$54,619	$59,053

Denominator:
Weighted average shares outstanding - basic	62,707	62,815	62,695	62,825
Dilutive shares - stock options	45	80	51	89

Weighted average shares outstanding - diluted	62,752	62,895	62,746	62,914

Net income per share attributable to common shareholders:
Basic	$0.46	$0.48	$0.87	$0.94
Diluted	$0.46	$0.48	$0.87	$0.94